EXHIBIT 15



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Commissioners:

We are aware that our reports dated April 22, 2002, July 22, 2002 and October 21, 2002, respectively, on our reviews of interim consolidated financial information of 3M Company and Subsidiaries (the "Company") for the three-month periods ended March 31, 2002 and 2001, the three- and six-month periods ended June 30, 2002 and 2001, and the three- and nine-month periods ended September 30, 2002 and 2001, and included in the Company's Form 10-Q for the quarters ended March 31, 2002, June 30, 2002, and September 30, 2002, respectively, are incorporated by reference in the Company's Amendment No. 1 to Registration Statement on Form S-3, for the registration of an additional 1,179 shares of the Company's common stock in connection with the plan of reorganization and asset purchase agreement among Emulsion Technologies, Inc., certain selling stockholders and the Company.


/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Minneapolis, Minnesota
February 4, 2003